Exhibit 99.1
Crescent Energy Reports Record Third Quarter 2023 Results
Added Scale at Attractive Value with Closing and Integration of $850 Million of Accretive Acquisitions
Capital Efficiencies Improving Well Costs, Accelerating Activity and Increasing Cash Flow
Improved Absolute Scope 1 GHG Emissions by 27% Relative to 2021 Baseline

HOUSTON, November 6, 2023 – Crescent Energy Company (NYSE: CRGY) ("Crescent" or the "Company") today announced results for the third quarter of 2023, published its 2022 Sustainability Report and declared a quarterly cash dividend for the period of $0.12 per share. A supplemental slide deck on third quarter results can be found at www.crescentenergyco.com. The Company plans to host a conference call and webcast at 10 a.m. CT, Tuesday, November 7, 2023. Details can be found in this release.

Highlights
–Reported $131 million of net loss and $59 million of Adjusted Net Income(1)
–Generated $290 million of Adjusted EBITDAX(1), strong Operating Cash Flow of $189 million and record quarterly Levered Free Cash Flow(1) of $160 million
–Achieved record Company production of 157 Mboe/d, a 13% increase over the prior quarter, driven by acquired volumes and strong well performance; oil and liquids comprised 46% and 62% of volumes, respectively
–Completed Western Eagle Ford integration ahead of schedule and already realizing 20% improvement in well costs since assuming operatorship
–Raised approximately $600 million in the capital markets to partially fund the Western Eagle Ford acquisitions
–Published 2022 Sustainability Report, delivering on its commitment to improve emissions and continue transparent reporting on key initiatives
–Exited the third quarter at 1.4x net LTM leverage(1) with more than $1.1 billion of liquidity
–Declared quarterly cash dividend of $0.12 per share
–Re-affirmed full year capital guidance of $580 - $630 million despite increased activity driven by operational efficiencies

Crescent CEO David Rockecharlie said, “Our third quarter performance was exceptional – record production, record cash flow. We are demonstrating operational efficiencies that will make us stronger and more profitable in 2024 and beyond. Additionally, we have proven our ability to grow accretively. We have captured high-value transactions and financed them in a fashion that maintains a strong balance sheet. We are increasing value and scale, doubling our business in less than three years, and we are well-equipped to continue to do so.

We also released our 2022 Sustainability Report and I am proud of the meaningful progress we made improving our Scope 1 carbon footprint. As we continue to scale the business, we remain committed to improving the sustainability-related performance of our assets while delivering attractive returns for our investors.”

Third Quarter 2023 Results
Crescent reported $131 million of net loss and $59 million of Adjusted Net Income(1) in the third quarter. The Company generated $290 million of Adjusted EBITDAX(1), $189 million of Operating Cash Flow and $160 million of Levered Free Cash Flow(1) for the period.

Third quarter production averaged 157 Mboe/d (46% oil and 62% liquids). Average realized prices per Boe, including and excluding the effect of commodity derivatives, were $39.92 and $43.73, respectively.

Third quarter operating expense and adjusted operating expense excluding production and other taxes(1), stated on a per Boe basis, were $18.74 and $15.45, respectively, and were in line with expectations. Production and other taxes during the period were $2.53 per Boe. G&A expense and Adjusted Recurring Cash G&A(1) (includes Manager Compensation and excludes non-cash equity-based compensation) totaled $44 million and $21 million, respectively.

Crescent incurred capital expenditures (excluding acquisitions) of $94 million during the third quarter. The Company drilled nine gross operated wells (six in the Eagle Ford and three in the Uinta) and brought online 10 gross operated wells in the Eagle Ford.

2023 Outlook
Crescent re-affirmed its full-year 2023 outlook for production and capital expenditures, which was previously updated in September 2023, despite incremental activity being pulled forward into 2023. Guidance reflects improved capital efficiencies through higher expected production and lower planned capital investments relative to initial guidance.

	Initial FY 2023	Re-Affirmed FY 2023	Change at the Midpoint
Total Production (Mboe/d)	143 - 151	146 - 151	+1.5 or 1%
% Oil / % Liquids	~45% / ~58%	~45% / ~60%	— / 2%
Capital Expenditures (Excl. Acquisitions) ($MM)	$630 - $705	$580 - $630	($62.5) or (9%)
Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.” Initial FY 2023 outlook includes initial FY 2023 outlook disclosed in March 2023 plus the midpoint of the contribution from the Western Eagle Ford acquisitions that closed in July and October 2023. Additional details can be found in Crescent's investor presentation.

Sustainability
The Company released its 2022 Sustainability Report, delivering on Crescent’s commitment to transparent year-over-year reporting. Crescent improved its Scope 1 GHG emissions profile by 27% relative to its 2021 baseline. The Company monitors and evaluates all of its assets to identify opportunities for improvement and its 2022 progress was primarily achieved through a carbon sequestration project in Wyoming and the replacement of pneumatic devices. In Wyoming, Crescent is capturing and sequestering carbon dioxide that was previously vented and selling these volumes to an unrelated third-party for use in enhanced oil recovery. In addition, Crescent established a bi-annual aerial methane emissions monitoring program that scanned substantially all of its assets in 2022, consistent with Crescent’s commitment to more accurate methane measurement and its membership in the Oil & Gas Methane Partnership (OGMP 2.0). The report can be found on Crescent’s website at www.crescentenergyco.com/#sustainability.

This year's report and its highlighted initiatives are supported by Crescent's Sustainability Advisory Council, a team of cross-functional experts who advise Company leadership on sustainability-related matters. The council serves as an active forum for candid, internal guidance on goal setting, performance measurement and disclosure.

Acquisitions & Divestitures
In two separate acquisitions, Crescent increased its legacy ~15% non-operated working interest to a ~63% operated position in its existing Western Eagle Ford assets located primarily in Dimmit and Webb Counties, Texas for a combined consideration of approximately $850 million. Crescent acquired approximately 32 Mboe/d of net production and about $1.1 billion of proved developed PV-10(1)(2), while nearly doubling its operated Eagle Ford inventory.

On July 3, 2023, Crescent closed the acquisition of operatorship and an estimated 35% working interest in its existing Western Eagle Ford assets for approximately $600 million in cash. On October 2, 2023, Crescent closed the acquisition of an additional 12% working interest for approximately $250 million in cash. Both transactions are subject to customary purchase price adjustments.

Crescent divested $24 million of assets during the nine month period ended September 30, 2023. Proceeds from the sales were used for debt repayment.

Acquisition Financing
During the third quarter, Crescent completed three capital markets transactions totaling over $600 million in gross proceeds, including a $155 million primary equity offering (including the overallotment option) and $450 million in aggregate of add-ons to the existing 9.250% senior notes due 2028 through two transactions. Net proceeds from the offerings were used to fund a portion of the Western Eagle Ford acquisitions. Following the equity offering, the amount of stock held by public holders increased to 49%, with approximately 89 million Class A shares outstanding and 180 million combined Class A and Class B shares outstanding.

Financial Position
Crescent maintains a strong balance sheet and a low leverage profile. As of September 30, 2023, the Company had total long term debt of $1.9 billion, net debt of $1.7 billion, a Net LTM Leverage(1) ratio of 1.4x and $1.1 billion of liquidity. The $250 million Western Eagle Ford acquisition that closed in October 2023 was funded with cash on hand.

In July 2023, S&P upgraded Crescent's issuer credit rating to B+ and its senior unsecured notes rating to BB- with a stable outlook. Following the upgrade, Crescent was added to the BB high yield index with two BB- unsecured notes ratings. Crescent's ratings were upgraded by Moody's earlier in the year(3).

Return of Capital
For the third quarter of 2023, the Company's board of directors approved a cash dividend of $0.12 per share. The third quarter dividend is payable on December 4, 2023, to shareholders of record as of the close of business on November 20, 2023. Payment of future dividends is subject to board approval and other factors.

Third Quarter 2023 Conference Call Information
Crescent plans to host a conference call to discuss its third quarter 2023 financial and operating results at 10 a.m. CT on Tuesday, November 7, 2023. A webcast replay will be available on the website following the call.

Date: Tuesday, November 7, 2023

Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: https://ir.crescentenergyco.com/events-presentations/

About Crescent Energy Company
Crescent is a growth-oriented U.S. independent energy company engaged in the acquisition, development and operation of oil and natural gas properties. Crescent’s portfolio of low-decline, cash-flow oriented assets comprises both mid-cycle unconventional and conventional assets with a long reserve life and deep inventory of low-risk, high-return development locations in the Eagle Ford and Uinta basins. Crescent’s leadership is an experienced team of investment, financial and industry professionals that combines proven investment and operating expertise. For more than a decade, Crescent and its predecessors have executed on a consistent growth through acquisition strategy focused on cash flow, risk management and returns. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, uncertainties inherent in estimating natural gas and oil reserves and in projecting future rates of production; our hedging strategy and results, federal and state regulations and laws, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil-producing countries, including recent production cuts by OPEC, the impact of armed conflicts, including in and around Ukraine and Israel, the impact of disruptions in the banking industry and capital markets, the timing and success of business development efforts, including acquisition and disposition opportunities, our reliance on our external manager, cost inflation and central bank policy changes associated therewith and other uncertainties. Consequently, actual future results could differ materially from expectations. Additional information regarding any forward-looking statements or risks related to our sustainability commitments and progress can be found in our Sustainability Report. The Company assumes no duty to update or revise its respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation
While units ("OpCo Units") representing limited liability interests in Crescent Energy OpCo LLC ("OpCo") and corresponding shares of Class B Common Stock are outstanding in our "Up-C" structure, and in accordance with the terms of our Management Agreement under which Class A shareholders bear only their proportionate share of Manager Compensation, portions of Manager Compensation, income tax provision (benefit) amounts and dividends paid corresponding to such ownership are required to be classified as distributions to redeemable noncontrolling interests rather than G&A expense, income tax provision (benefit), and dividends paid to Class A Common Stock, respectively. We define those redeemable noncontrolling interest ("RNCI") distributions made by

OpCo related to (i) Manager Compensation as “Manager Compensation RNCI Distributions,” (ii) income tax provision (benefit) as “Income Tax RNCI Distributions,” and (iii) dividends paid as “Dividend RNCI Distributions.”

To facilitate comparison of our G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) to peer companies with varying corporate and management structures, Adjusted EBITDAX and Levered Free Cash Flow, for both (i) historical periods and (ii) periods for which we provide guidance, are presented assuming the full redemption of all outstanding OpCo Units for shares of our Class A Common Stock and a corresponding cancellation of all shares of our Class B Common Stock. Management believes this presentation is most useful to investors, as the full amounts of Manager Compensation as G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) are thereby reflected as such.

Crescent Operational Summary

	For the three months ended
	September 30, 2023	September 30, 2022	June 30, 2023
Average daily net sales volumes:
Oil (MBbls/d)	72	69	64
Natural gas (MMcf/d)	359	367	335
NGLs (MBbls/d)	25	20	19
Total (Mboe/d)	157	150	139
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$75.70	$86.77	$67.68
Natural gas ($/Mcf)	2.18	6.99	1.71
NGLs ($/Bbl)	24.10	35.22	19.38
Total ($/Boe)	43.73	61.65	37.89
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$66.50	$72.55	$63.14
Natural gas ($/Mcf)	2.38	3.56	1.92
NGLs ($/Bbl)	24.10	32.04	25.72
Total ($/Boe)(4)	39.92	46.32	37.21
Expense (per Boe)
Operating expense	$18.74	$20.51	$17.85
Depreciation, depletion and amortization	12.91	10.50	12.65
General and administrative expense	3.04	1.25	3.26
Non-GAAP and other expense (per Boe)
Adjusted operating expense, excluding production and other taxes(1)(5)	$15.45	$14.36	$14.84
Production and other taxes	2.53	5.18	1.96
Adjusted Recurring Cash G&A(1)	1.42	1.40	1.50

Crescent Income Statement

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:	(in thousands, except per share data)
Oil	$504,660	$550,823	$1,270,244	$1,525,899
Natural gas	72,097	235,830	286,172	586,318
Natural gas liquids	54,724	64,810	131,098	219,853
Midstream and other	10,917	13,494	37,360	40,231
Total revenues	642,398	864,957	1,724,874	2,372,301
Expenses:
Lease operating expense	120,791	121,554	364,796	322,752
Workover expense	16,148	21,126	47,402	56,102
Asset operating expense	27,116	20,791	65,206	54,653
Gathering, transportation and marketing	61,722	44,757	160,650	131,271
Production and other taxes	36,475	71,511	116,223	183,491
Depreciation, depletion and amortization	186,492	145,008	492,879	375,600
Exploration expense	—	1,909	1,541	3,848
Midstream and other operating expense	8,289	3,550	13,803	9,972
General and administrative expense	43,831	17,311	106,235	59,489
(Gain) loss on sale of assets	—	(127)	—	(5,114)
Total expenses	500,864	447,390	1,368,735	1,192,064
Income (loss) from operations	141,534	417,567	356,139	1,180,237
Other income (expense):
Gain (loss) on derivatives	(252,108)	205,130	(68,211)	(645,565)
Interest expense	(42,200)	(27,057)	(102,648)	(68,518)
Other income (expense)	917	(2,670)	1,206	(4,472)
Income (loss) from equity affiliates	116	834	396	4,086
Total other income (expense)	(293,275)	176,237	(169,257)	(714,469)
Income (loss) before taxes	(151,741)	593,804	186,882	465,768
Income tax benefit (expense)	20,639	(38,455)	(4,899)	(34,528)
Net income (loss)	(131,102)	555,349	181,983	431,240
Less: net (income) loss attributable to noncontrolling interests	(48)	(904)	(453)	(2,087)
Less: net (income) loss attributable to redeemable noncontrolling interests	78,280	(436,084)	(169,455)	(341,269)
Net income (loss) attributable to Crescent	$(52,870)	$118,361	$12,075	$87,884
Net income (loss) per share:
Class A common stock – basic	$(0.67)	$2.74	$0.21	$2.07
Class A common stock – diluted	$(0.67)	$2.74	$0.21	$2.07
Class B common stock – basic and diluted	$—	$—	$—	$—
Weighted average shares outstanding:
Class A common stock – basic	78,709	43,197	58,663	42,377
Class A common stock – diluted	78,709	43,210	59,142	42,382
Class B common stock – basic and diluted	91,048	125,797	109,244	126,950

Crescent Consolidated Balance Sheet
(Unaudited)
	September 30, 2023	December 31, 2022
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$228,614	$—
Restricted cash	33,422	8,000
Accounts receivable, net	577,982	457,071
Accounts receivable – affiliates	1,146	2,681
Derivative assets – current	4,278	14,878
Drilling advances	911	14,655
Prepaid expenses	50,547	13,241
Other current assets	6,214	6,213
Total current assets	903,114	516,739
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	8,153,621	7,113,819
Unproved	290,753	314,255
Oil and natural gas properties at cost, successful efforts method	8,444,374	7,428,074
Field and other property and equipment, at cost	189,605	176,831
Total property, plant and equipment	8,633,979	7,604,905
Less: accumulated depreciation, depletion, amortization and impairment	(2,620,453)	(2,167,135)
Property, plant and equipment, net	6,013,526	5,437,770
Investment in equity affiliates	10,780	15,038
Other assets	59,006	50,302
TOTAL ASSETS	$6,986,426	$6,019,849

Crescent Consolidated Balance Sheet
(Unaudited)
	September 30, 2023	December 31, 2022
	(in thousands, except share data)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$565,262	$524,690
Accounts payable – affiliates	37,727	27,652
Derivative liabilities – current	243,199	312,975
Financing lease obligations – current	4,250	3,341
Other current liabilities	30,360	25,091
Total current liabilities	880,798	893,749
Long-term debt	1,912,187	1,247,558
Derivative liabilities – noncurrent	31,371	63,737
Asset retirement obligations	372,572	346,868
Deferred tax liability	234,166	147,348
Financing lease obligations – noncurrent	7,760	7,412
Other liabilities	31,632	14,183
Total liabilities	3,470,486	2,720,855
Commitments and contingencies
Redeemable noncontrolling interests	1,888,862	2,436,703
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 89,680,353 and 49,433,154 shares issued, 88,608,800 and 48,282,163 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	9	5
Class B common stock, $0.0001 par value; 500,000,000 shares authorized, 91,048,124 and 118,645,323 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	9	12
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Treasury stock, at cost; 1,071,553 and 1,150,991 shares of Class A common stock as of September 30, 2023 and December 31, 2022, respectively	(17,143)	(18,448)
Additional paid-in capital	1,567,967	804,587
Retained earnings	50,906	61,957
Noncontrolling interests	25,330	14,178
Total equity	1,627,078	862,291
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,986,426	$6,019,849

Crescent Cash Flow Statement

(Unaudited)
	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:	(in thousands)
Net income (loss)	$181,983	$431,240
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	492,879	375,600
Deferred income tax expense (benefit)	3,988	27,428
(Gain) loss on derivatives	68,211	645,565
Net cash (paid) received on settlement of derivatives	(110,775)	(654,377)
Non-cash equity-based compensation expense	64,648	26,306
Amortization of debt issuance costs and discount	9,175	6,431
(Gain) loss on sale of oil and natural gas properties	—	(5,114)
Restructuring of acquired derivative contracts	—	(51,994)
Settlement of acquired derivative contracts	(48,977)	(39,046)
Other	(17,332)	(6,941)
Changes in operating assets and liabilities:
Accounts receivable	(105,430)	(189,512)
Accounts receivable – affiliates	1,310	18,809
Prepaid and other current assets	(10,587)	(22,011)
Accounts payable and accrued liabilities	67,396	213,428
Accounts payable – affiliates	12,741	24,560
Other	3,670	(3,018)
Net cash provided by operating activities	612,900	797,354
Cash flows from investing activities:
Development of oil and natural gas properties	(471,275)	(440,375)
Acquisitions of oil and natural gas properties	(622,698)	(627,539)
Proceeds from the sale of oil and natural gas properties	24,356	4,800
Purchases of restricted investment securities – HTM	(10,651)	(7,175)
Maturities of restricted investment securities – HTM	10,722	5,400
Other	3,308	3,955
Net cash used in investing activities	(1,066,238)	(1,060,934)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	833,500	199,250
Revolving Credit Facility borrowings	1,678,000	1,118,000
Revolving Credit Facility repayments	(1,845,449)	(976,000)
Payment of debt issuance costs	(5,461)	(20,028)
Proceeds from the Equity Issuance after underwriting fees	145,665	—
Payment of Equity Issuance costs	(2,340)	—
Redeemable noncontrolling interest contributions	1,238	5,985
Redeemable noncontrolling interest distributions	(417)	—
Dividend to Class A common stock	(23,127)	(19,301)
Distributions to redeemable noncontrolling interests related to Class A common stock dividend	(45,333)	(58,705)
Distributions to redeemable noncontrolling interests related to Manager Compensation	(26,207)	(22,779)
Contributions from (distributions to) redeemable noncontrolling interests related to income taxes	4	(17,970)
Repurchase of redeemable noncontrolling interests related to Equity Transactions	—	(36,220)
Repurchase of noncontrolling interest	—	(4,060)
Noncontrolling interest distributions	(3,549)	(6,326)
Noncontrolling interest contributions	1,771	55
Cash paid for treasury stock acquired for equity-based compensation tax withholding	(72)	—
Other	(2,855)	(3,784)
Net cash provided by financing activities	705,368	158,117
Net change in cash, cash equivalents and restricted cash	252,030	(105,463)
Cash, cash equivalents and restricted cash, beginning of period	15,304	135,117
Cash, cash equivalents and restricted cash, end of period	$267,334	$29,654

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with GAAP. These supplemental non-GAAP performance measures are used by Crescent's management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Adjusted Net Income, Adjusted Recurring Cash G&A, Adjusted Current Income Tax, Adjusted Dividends Paid and Net LTM Leverage. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
Crescent defines Adjusted EBITDAX as net income (loss) before interest expense, realized (gain) loss on interest rate derivatives, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment expense, non-cash equity-based compensation, (gain) loss on sale of assets, other (income) expense, transaction and nonrecurring expenses and early settlement of derivative contracts. Additionally, we further subtract Manager Compensation RNCI Distributions and settlement of acquired derivative contracts. Management believes Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to financing methods, corporate form or capital structure. The Company adjusts net income (loss) for the items listed above in arriving at Adjusted EBITDAX because these amounts can vary substantially within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. The Company’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, the Company’s Credit Agreement (as defined below) and the 9.250% senior notes due 2028 and the 7.250% senior notes due 2026 (together, the "Senior Notes") include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

Crescent defines Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash deferred financing cost amortization, realized gain (loss) on interest rate derivatives, current income tax benefit (provision), Tax RNCI Distributions and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions. Levered Free Cash Flow is not a measure of performance as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP performance measure that is used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Management believes Levered Free Cash Flow is a useful performance measure because it allows for an effective evaluation of operating and financial performance and the ability of the Company’s operations to generate cash flow that is available to reduce leverage or distribute to equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual operating performance or investing activities. The Company’s computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table reconciles Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Net income (loss)	$(131,102)	$555,349	$181,983	$431,240
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	42,200	27,057	102,648	68,518
Income tax expense (benefit)	(20,639)	38,455	4,899	34,528
Depreciation, depletion and amortization	186,492	145,008	492,879	375,600
Exploration expense	—	1,909	1,541	3,848
Non-cash (gain) loss on derivatives	197,138	(416,842)	(42,564)	(8,812)
Non-cash equity-based compensation expense	29,492	5,836	64,648	26,306
(Gain) loss on sale of assets	—	(127)	—	(5,114)
Other (income) expense	(917)	2,670	(1,206)	4,472
Manager Compensation RNCI Distributions	(7,030)	(9,471)	(23,765)	(29,599)
Transaction and nonrecurring expenses(6)	7,989	8,861	14,188	25,968
Settlement of acquired derivative contracts(7)	(13,999)	(15,945)	(48,977)	(39,046)
Adjusted EBITDAX (non-GAAP)	$289,624	$342,760	$746,274	$887,909
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash deferred financing cost amortization	(35,373)	(24,552)	(93,473)	(62,087)
Current income tax benefit (expense)	470	877	(911)	(7,099)
Tax RNCI (Contributions) Distributions	(20)	(803)	108	(17,970)
Development of oil and natural gas properties	(94,431)	(189,928)	(444,245)	(468,796)
Levered Free Cash Flow (non-GAAP)	$160,270	$128,354	$207,753	$331,957

Reconciliation of Operating Cash Flow to Levered Free Cash Flow (non-GAAP)
The table below reconciles net cash provided by operating activities to Levered Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Net cash provided by operating activities	$189,344	$398,900	$612,900	$797,354
Changes in operating assets and liabilities	51,870	(83,092)	30,900	(42,256)
Restructuring of acquired derivative contracts(8)	—	—	—	51,994
Manager Compensation RNCI Distributions	(7,030)	(9,471)	(23,765)	(29,599)
Tax RNCI (Contributions) Distributions	(20)	(803)	108	(17,970)
Transaction and nonrecurring expenses(6)	7,989	8,861	14,188	25,968
Other	12,548	3,887	17,667	15,262
Adjusted cash provided by operating activities	$254,701	$318,282	$651,998	$800,753
Development of oil and natural gas properties	(94,431)	(189,928)	(444,245)	(468,796)
Levered Free Cash Flow (non-GAAP)	$160,270	$128,354	$207,753	$331,957

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Net income (loss)	$(131,102)	$555,349	$181,983	$431,240
Unrealized (gain) loss on derivatives	197,138	(416,842)	(42,564)	(8,812)
Non-cash equity-based compensation expense	29,492	5,836	64,648	26,306
(Gain) loss on sale of assets	—	(127)	—	(5,114)
Manager Compensation RNCI Distributions	(7,030)	(9,471)	(23,765)	(29,599)
Transaction and nonrecurring expenses(6)	7,989	8,861	14,188	25,968
Settlement of acquired derivative contracts(7)	(13,999)	(15,945)	(48,977)	(39,046)
Tax effects of adjustments(9)	(23,260)	27,335	3,042	1,868
Adjusted Net Income (non-GAAP)	$59,228	$154,996	$148,555	$402,811

Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as general and administrative expense, excluding non-cash equity-based compensation and transaction and nonrecurring expenses, and including Manager Compensation

RNCI Distributions. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it allows investors to compare Crescent's cash G&A expense against peer companies. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX and Levered Free Cash Flow for historical periods and periods for which we present guidance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
General and administrative expense	$43,831	$17,311	$106,235	$59,489
Less: non-cash equity-based compensation expense	(29,492)	(5,836)	(64,648)	(26,306)
Less: transaction and nonrecurring expenses (G&A) (10)	(834)	(1,558)	(5,061)	(6,951)
Plus: Manager Compensation RNCI Distributions	7,030	9,471	23,765	29,599
Adjusted Recurring Cash G&A	$20,535	$19,388	$60,291	$55,831

Adjusted Current Income Tax
Crescent defines Adjusted Current Income Tax as current income tax provision (benefit) plus Income Tax RNCI Distributions. Management believes Adjusted Current Income Tax is a useful performance measure because it reflects as tax provision (benefit) the amount of cash distributed for taxes that is otherwise classified as redeemable noncontrolling interest distributions, facilitating the ability for investors to compare Crescent’s tax provision (benefit) against peer companies, and is included in the Company’s Levered Free Cash Flow calculation for historical periods and for periods for which guidance is provided.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Current income tax provision (benefit)(11)	$(470)	$(877)	$911	$7,099
Tax RNCI Distributions (Contributions)	20	803	(108)	17,970
Adjusted Current Income Tax	$(450)	$(74)	$803	$25,069

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A Common Stock plus Dividend RNCI Distributions. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, allowing investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Dividend to Class A common stock	$9,116	$7,133	$23,127	$19,301
Dividend RNCI Distributions	10,926	21,701	45,333	58,705
Adjusted Dividends Paid	$20,042	$28,834	$68,460	$78,006

Net LTM Leverage

Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing Crescent’s Revolving Credit Facility. Management believes Net LTM Leverage is a useful measurement because it is a measure of financial strength that takes into account the impact of acquisitions. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents not to exceed 10% of the $1.3 billion elected commitment amount as defined in the Credit Agreement and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

September 30, 2023
(in millions)
Total principal debt(12)	$1,942
Less: cash and cash equivalents	(130)
Net debt for credit purposes	$1,812

LTM Adjusted EBITDAX for Leverage Ratio	$1,255

Net LTM Leverage	1.4x

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2)Based on YE’22 reserves sensitized to NYMEX pricing as of 8/31/23. GAAP does not prescribe any corresponding measure for PV-10 of reserves based on pricing other than SEC pricing. As a result, it is not practicable for us to reconcile our PV-10 using NYMEX pricing to standardized measure as determined in accordance with GAAP.
(3)Credit ratings are statements of opinions and are not statements of fact or recommendations to purchase, hold or sell securities. They do not address the suitability of securities or the suitability of securities for investment purposes, and should not be relied on as investment advice.
(4)Does not include the $14.0 million and $15.9 million impact from the settlement of acquired derivative contracts for the three months ended September 30, 2023 and September 30, 2022, respectively. Total average realized prices, after effects of derivatives settlements, would have been $38.96/Boe and $45.17/Boe for the three months ended September 30, 2023 and September 30, 2022, respectively.
(5)Adjusted operating expense excluding production and other taxes includes lease operating expense, workover expense, asset operating expense, gathering, transportation and marketing expense and midstream and other revenue net of expense.
(6)Transaction and nonrecurring expenses of $8.0 million and $14.2 million for the three and nine months ended September 30, 2023 were primarily related to our Western Eagle Ford Acquisitions and costs associated with the series of transactions pursuant to which we indirectly combined the businesses of Contango Oil & Gas Company and Independence Energy LLC (the "Merger Transactions"). Transaction and nonrecurring expenses of $8.9 million and $26.0 million for the three and nine months ended September 30, 2022 were primarily related to (i) legal, consulting, transition service agreement costs, related restructuring of acquired derivative contracts, and other fees incurred for the acquisition of certain Uinta Basin assets (the "Uinta Transaction") and the Merger Transactions, (ii) severance costs subsequent to the Merger Transactions, (iii) merger integration costs and (iv) acquisition and debt transaction related costs.
(7)Represents the settlement of certain oil commodity derivative contracts acquired in connection with the Uinta Transaction.
(8)In connection with the Uinta Transaction, Crescent acquired commodity derivative liabilities totaling $180 million from the seller, which reduced the cash cost at closing of the Uinta Transaction. Concurrent with the close of the transaction, Crescent settled certain of these acquired oil commodity derivative positions and entered into new commodity derivative contracts for 2022 with a swap price of $75 per barrel for a net cost of $52 million.
(9)The tax effects of adjustments are calculated using our estimated blended statutory rate (after excluding noncontrolling interests) of approximately 11% and 8% for the three and nine months ended September 30, 2023 and approximately 6% for the three and nine months ended September 30, 2022.
(10)Transaction and nonrecurring expenses (G&A) of $0.8 million and $5.1 million for the three and nine months ended September 30, 2023, were primarily related to system integration expenses. Transaction and nonrecurring expenses of $1.6 million and $7.0 million for the three and nine months ended September 30, 2022, were primarily related to legal, consulting and other fees related to the Merger Transactions.

(11)Current income tax provision (benefit) is the amount of income tax (benefit) expense recognized in our statements of operations for the three months ended September 30, 2023 and September 30, 2022. Actual cash paid (refunded) for income taxes for the three months ended September 30, 2023 and September 30, 2022, was $4.7 million (refunded) and $0.1 million paid, respectively.
(12)Excludes $29.8 million of unamortized debt discount and issuance costs.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.